                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                             NEUROCRINE BIOSCIENCES, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      0064125C1
--------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

 CUSI NO. 0064125C1                   13G              Page 2 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a
           California Limited Partnership ("KPCB VI")
           94-3157816

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                              - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
        EACH                                               - 0 -
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                               - 0 -

                    8   SHARED DISPOSITIVE POWER
                                                           - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                           - 0 -

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                           - 0 -

 12   TYPE OF REPORTING PERSON*
                                                              PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                   13G                Page 3 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited
           Partnership ("KPCB VI Associates") 94-3158010

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / / (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership


     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                              - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
        EACH                                               - 0 -
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                               - 0 -

                    8   SHARED DISPOSITIVE POWER
                                                           - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                           - 0 -

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                              0%

 12   TYPE OF REPORTING PERSON*
                                                              PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                     13G             Page 4 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER                 17,945
     NUMBER OF
       SHARES       6   SHARED VOTING POWER
    BENEFICIALLY        4,005 shares indirectly held through
   OWNED BY EACH        the Brook H. Byers Trust. Mr. Byers
     REPORTING          disclaims beneficial ownership of these
       PERSON           shares.
        WITH
                    7   SOLE DISPOSITIVE POWER            17,945

                    8   SHARED DISPOSITIVE POWER
                        4,005 shares indirectly held through
                        the Brook H. Byers Trust.  Mr. Byers
                        disclaims beneficial ownership of these
                        shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                    21,950

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        .1%

 12   TYPE OF REPORTING PERSON*                               IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                  13G               Page 5 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Vinod Khosla

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER                  - 0 -
     NUMBER OF
       SHARES       6   SHARED VOTING POWER
    BENEFICIALLY                                           - 0 -
   OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER             - 0 -
       PERSON
        WITH        8   SHARED DISPOSITIVE POWER
                                                           - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                     - 0 -

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      - 0 -

 12   TYPE OF REPORTING PERSON*                               IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                13G              Page 6 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                            17,618
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH                                           - 0 -
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                              17,618

                    8   SHARED DISPOSITIVE POWER
                                                          - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                          17,618

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        .1%

 12   TYPE OF REPORTING PERSON*                               IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                    13G              Page 7 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                             - 0 -
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        6,474 shares held indirectly through
     REPORTING          the Doerr Trust dtd. 3/16/92. Mr. Doerr
       PERSON           disclaims beneficial ownership of these
        WITH            shares.

                    7   SOLE DISPOSITIVE POWER
                                                           - 0 -

                    8   SHARED DISPOSITIVE POWER
                        6,474 shares held indirectly through
                        the Doerr Trust dtd. 3/16/92. Mr. Doerr
                        disclaims beneficial ownership of these
                        shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                           6,474

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       .04%

 12   TYPE OF REPORTING PERSON*                               IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                  13G              Page 8 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER                 23,627
     NUMBER OF
       SHARES       6   SHARED VOTING POWER
    BENEFICIALLY                                          - 0 -
   OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER            23,627
       PERSON
        WITH        8   SHARED DISPOSITIVE POWER
                                                          - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                    23,627

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       .14%

 12   TYPE OF REPORTING PERSON*                               IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                 13G               Page 9 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                            23,623
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH                                         - 0 -
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                              23,623

                    8   SHARED DISPOSITIVE POWER
                                                          - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                          23,623

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                            .14%

 12   TYPE OF REPORTING PERSON*
                                                              IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 00064125C1                    13G              Page 10 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                            35,751
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH                                          - 0 -
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                              33,751

                    8   SHARED DISPOSITIVE POWER
                                                          - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                          33,751

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                               / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                            .20%

 12   TYPE OF REPORTING PERSON*
                                                              IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ITEM 1(A).    NAME OF ISSUER.

               Neurocrine Biosciences, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               3050 Science Park Road
               San Diego, California 92121

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI").


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 00064125C1

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This Statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be a beneficial owner of more than five percent of the Common Stock of Neurocine Biosciences, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable - see Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       --------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner

                                    EXHIBIT INDEX


                                                             Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
--------                                                    -------------

Exhibit A:  Agreement of Joint Filing                             15

Exhibit B:  List of General Partners of KPCB VI Associates        16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

               The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Neurocrine Biosciences, Inc. previously held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.

Date:  February 10, 1998
                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       --------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner

                                      EXHIBIT B

                                 General Partners of
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

               Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)       Brook H. Byers
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

2.   (a)       Vinod Khosla
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

3.   (a)       E. Floyd Kvamme
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

4.   (a)       L. John Doerr
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

5.   (a)       Joseph Lacob
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

6.   (a)       Bernard Lacroute
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

7.   (a)       James P. Lally
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen